Exhibit 10.6

ONE AND ONE GREEN TECHNOLOGIES. INC

[●], 2025

Re: Director Offer Letter – [●]

Dear [●]:

One and one Green Technologies. INC, a Cayman Islands limited liability company (the “Company” or “we”), is pleased to offer you a position as a Director of the Company. We believe your background and experience will be a significant asset to the Company and we look forward to your participation as a Director in the Company. Should you choose to accept this position as a Director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your appointment shall begin upon Nasdaq’s approval of Company’s listing.

1. Term. This Agreement is effective as of the date of this Agreement. Your term as a Director shall continue subject to the provisions in Section 9 below or until your successor is duly elected and qualified. The position shall be up for re-appointment every year by the board of the Directors of the Company (the “Board”) and upon reappointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render customary services as a Director, member of the Audit Committee, Nomination Committee and Compensation Committee (hereinafter, your “Duties”). During the term of this Agreement, you may attend and participate at each meeting regarding the business and operation issues of the Company as regularly or specially called, via teleconference, video conference or in person. You shall consult with the members of the Board and committee (if any) regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement.

4. Compensation. As compensation for your services to the Company, you will receive upon execution of this Agreement a compensation of $[●] for each calendar year of service under this Agreement on a pro-rated basis, payable on a semiannual basis.

The Company reserves the right to modify, amend, suspend, or terminate any of your compensation, incentive (if any), benefit or other plans or programs, whether or not described in this Agreement, in the Company’s sole discretion, at any time, subject to applicable law.

You shall be reimbursed for reasonable expenses incurred by you in connection with the performance of your Duties (including travel expenses for in-person meetings).

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors insurance policy, if available.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel; and (iii) Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation (as defined in Section 9 herein).

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

f. Remedies. You understand and agree that money damages would not be sufficient remedy for any breach of this Article 7 by you or your representatives and that the Company shall be entitled, without the requirement of posting a bond or other security (which requirement you waive), to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy. If the Company prevails in any such dispute, you shall reimburse the Company for all costs and expenses, including attorneys’ fees, incurred by the Company in enforcing the obligations hereunder.

8. Non-Solicitation; Non-Disparagement.

a. Non-Solicitation. During the term of your appointment, you shall not, directly or indirectly, solicit, induce, recruit or encourage for employment any employee or independent contractor of the Company with whom you have had contact due to your appointment. You shall not, directly or indirectly, engage in or take any action which may interfere with, impair, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, developer, service provider, licensor, or licensee or other material business relation of the Company.

b. Non-Disparagement. You agree that, during the term of this Agreement and at any time thereafter, you will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person, that disparages the Company or is likely in any way to harm the business or the reputation of the Company, or any of its former, present, or future managers, directors, officers, members, stockholders, or employees

9. Termination and Resignation. Your services as a Director may be terminated for any or no reason by the determination of the Board. You may also terminate your services as a Director for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and incentive awards (if any) in accordance the applicable terms and conditions of such incentive award agreement and Company’s policies, and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

10. Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware. All disputes with respect to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the American Arbitration Association at Wilmington office in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Delaware law. The seat of arbitration shall be in Wilmington, Delaware. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. During the course of arbitration, the parties shall maintain their obligations under the Agreement except for the portion of the Agreement which is under arbitration. The prevailing party in any arbitration or enforcement of arbitration proceeding shall be entitled to attorney fees and arbitration costs and expenses, including all arbitration fees. The decision taken by this Arbitration will be final and binding upon the parties and shall not be appealed to any other court or jurisdiction and the parties shall act voluntarily according to the award within stipulated period. The judgment upon the award rendered by the arbitrator(s) may be entered in any and all courts having in personam and subject matter and related jurisdiction in any country.

11. Entire Agreement; Amendment; Waiver; Severability; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. If any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

12. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or directly related to, the lawful actions of your performance in good faith within the scope of your Duties, other than any such Losses incurred as a result of your gross negligence or willful misconduct as determined by the Company in its sole discretion. As a condition to the Company’s obligation under this Article, you shall provide the Company written notice of any Losses or such claims (“Claim”) for which indemnification may be sought as promptly as practicable after you are becoming aware thereof, stating all pertinent facts and including all notices and documents received relating to Losses or Claim. The Company may assume the defense of a Claim against you, utilizing counsel of the Company’s choice; in such event, you may elect to participate in the defense of such Claim utilizing your own counsel at your sole expense. You shall cooperate in the defense of the Claim by the Company and shall provide the Company with all additional information and documents received by you or otherwise in your possession relating to the Claim. In the event the Company does not assume the defense of a Claim against you, you may assume such defense by written notice to the Company. The Company shall reimburse you for any reasonable attorneys’ fees and other expenses actually and necessarily incurred by you in connection with such defense. You shall not independently consent to the settlement of any Claim without the prior written consent of the Company. Any amounts reimbursed by the Company under this Article shall be promptly repaid to the Company by you if the Company later reasonably determines that the underlying Claim was not properly indemnifiable pursuant to this Article.

13. Acknowledgement; Assurance.

a. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement. You further acknowledge and agree that this Agreement, all the provisions herein and exhibits, shall be deemed drafted by all of the parties, and in the event of a dispute, you shall not be entitled to claim that any provision hereof should be construed against the Company by reason of the fact that it was drafted by a particular party. You acknowledge and agree that you have been represented by their respective legal counsel, who provided independent legal opinions on this matter.

b. Assurance. You represent and warrant to the Company that you may enter into and fully perform all of your obligations under this Agreement and as Director of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to you or (ii) any agreement, contract, obligation, or understanding to which you are a party or may be bound.

[Signature Page Follows]

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

One and one Green Technologies. INC

By:
Caifen Yan
Chief Executive Officer, Chairwoman of the Board and Director

AGREED AND ACCEPTED:

[●]